EXHIBIT 10.1

Text of the Resolution on the authorization and approval of the issuance of share options, the reduction of existing contingent capital and the creation of Contingent Capital II 2007 for the AIXTRON Stock Option Plan 2007, including appropriate amendments of the Articles of Association, approved by the shareholders of AIXTRON Aktiengesellschaft at the Company's 10th Ordinary General Meeting held on Tuesday, May 22, 2007 at 10:00 a.m. at the Eurogress Aachen, Monheimsallee 48, 52062 Aachen, Germany.

The Executive Board and the Supervisory Board propose the following resolution:

a) The Executive Board shall be authorized, subject to the following terms and conditions, to issue under the Stock Option Plan 2007 ("Stock Option Plan"), with the approval of the Supervisory Board, to beneficiaries belonging to a group of persons as described in (1) below, on or before May 21, 2012, share options entitling such persons to subscribe a number of shares representing a pro rata amount of the share capital in the aggregate that is equivalent to the amount of the contingent capital proposed to be resolved under c) below to satisfy share options under the AIXTRON Stock Option Plan 2007 (currently 3,919,374 shares) which will, in the event of any capital increase at a later date from Company funds, also include the increased amount of the contingent capital pursuant to Section 218 AktG. Each share option shall grant the right to subscribe one share of the Company. The share options shall have a term of up to ten years. Shareholders shall have no pre-emptive rights.

     At the choice of the Company and with the approval of the Supervisory Board, options rights which have been exercised may be satisfied either by using shares from the contingent capital to be resolved as proposed under
     c) below or own shares of the Company in accordance with an authorization to be resolved in the future for the purchase and resale of own shares of the Company, provided that no cash compensation is granted.

     The Company may, in compliance with statutory law and the terms and conditions of the Stock Option Plan, involve a credit institution, a securities trading bank or a similar institution ("Administrator") which will act upon instruction by the Executive Board or, to the extent that the Supervisory Board is authorized, upon instruction by the Supervisory Board.

     The share options for subscription of Company shares under the Stock Option Plan and shares under the Stock Option Plan will be issued in accordance with the following provisions:
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     (1)  Groups of persons who are beneficiaries

     Shares under the Stock Option Plan may be issued with the approval of the Supervisory Board only to persons belonging to one of the following groups:

     -    members of the Executive Board of the Company;

     - members of the management of companies which are affiliated enterprises of the Company within the meaning of Section 15 AktG ("group companies"); and

     - selected executive and other key employees employed with the Company or a group company ("employees").

     The Executive Board of the Company shall determine, with the approval of the Supervisory Board, the exact group of beneficiaries and the share options to be granted to them. In deviation therefrom, solely the Supervisory Board of the Company will determine these conditions for the members of the Executive Board, regardless whether the claim to options is fulfilled by using the contingent capital or own shares of the Company or by cash compensation.

     The share options may also be underwritten by an Administrator with the obligation to transfer such share options to the beneficiaries upon instruction by the Executive Board or, if the Supervisory Board is authorized, solely upon instruction by the Supervisory Board. The Administrator will not be entitled to exercise the share options.

     The total volume of share options will be allocated to the groups of beneficiaries as follows:

     -    20% to members of the Executive Board of the Company;

     -    20% to members of the management of group companies;

     -    60% to employees of the Company and the group companies.

     Members of the Executive Board of the Company and of the managements of group companies and employees of the Company and of group companies entitled to acquire share options who are at the same time members of the management of a group company will receive share options only from the volume which is designated for the group of persons at the higher hierarchical level.

     A report shall be made every year as to the share options issued to members of the Executive Board in accordance with statutory provisions, unless the General Meeting decides otherwise in a permissible manner. This shall also apply to the number of subscription rights exercised by the members of the Executive Board based on share options in the expired fiscal year and the number of share options which are still held by members of the Executive Board at the end of such expired fiscal year.
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     (2)  Subscription Right

     The share options grant to the holder the right to subscribe no-par value bearer shares of the Company entitled to vote. Each share option will grant the right to subscribe one share of the Company against payment of the exercise price pursuant to clause (5). The new shares will carry dividend rights from the beginning of the fiscal year in which the new shares are issued. The option terms and conditions to be established in detail with the approval of the Supervisory Board can provide that the Company may, at its option, grant to the beneficiary in fulfillment of the subscription right (i) own shares rather than new shares by using the contingent capital or (ii) a cash compensation; where a decision is to be made as to the granting of own shares or cash compensation to beneficiaries who are members of the Executive Board of the Company, such decision shall be made solely by the Supervisory Board.

     (3)  Acquisition periods

     The share options are to be issued in not less than three annual tranches, provided that no tranche may comprise more than 50 % of the total volume. The Executive Board may, with the approval of the Supervisory Board, at its reasonable discretion and in accordance with the terms and conditions of the Stock Option Plan, offer to the beneficiaries share options for subscription; to the extent that the Executive Board is concerned, solely the Supervisory Board shall act. The subscription period to be set forth in the offer should not be less than two weeks and may not fall within a period in which the issuance of share options is excluded pursuant to this clause (3). The subscription period may be shortened if the subscription of share options would otherwise fall within such a period. Upon signing of the offer by the beneficiaries vis-a-vis the Executive Board or, if the Executive Board is concerned, vis-a-vis the Supervisory Board, an option agreement shall be in place between the beneficiary and the Company. The date of the subscription offer shall be deemed the date of issuance of the share options ("day of issuance").

     Share options may be issued during the periods pursuant to clause (4).

     (4)  Waiting period, exercise periods and option term

     The subscription rights arising from the share options may for the first time be exercised after expiration of a waiting period. The waiting period shall not be less than two years for 50 % of the granted share options, not less than three years for a further 25 % of the granted share options and not less than four years for the remaining 25 % of the granted share options. The waiting period shall commence to run, regardless of the day on which the subscription offer is accepted by the beneficiary, on the last day of the applicable subscription period in which the beneficiary has accepted the subscription offer.
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     The subscription rights arising from the share options may, after expiration of the waiting period, in principle only be exercised during the exercise periods set forth in the following on each day on which commercial banks are open in Frankfurt/Main for regular banking business ("banking days") ("exercise periods"). Such subscription rights may, however, not be exercised if a banking day on which exercise would in principle still be possible falls within one of the blackout periods set forth below. Each exercise period comprises twenty (20) banking days and commences on and including the following banking days:

     - On the third banking day following a balance sheet press conference or analyst press conference;

     - on the third banking day following publication of interim financial reports (quarterly or every half-year) or, if the Company publishes preliminary figures for the expired business year, publication of such figures;

     - on the third banking day following the Ordinary General Meeting of the Company.

     The blackout periods shall commence and end on and including the following banking days:

     - from the last banking day on which the shareholders may register their attendance at the General Meeting until the second banking day after the Ordinary General Meeting of the Company; or

     - on the day of publication of an offer for subscription to new shares or bonds with conversion and/or option rights to shares of the Company in a journal for statutory stock market notices until the day on which the subscription rights for shares of the Company are for the first time officially traded and listed on the Frankfurt stock exchange "ex subscription right".

     The subscription rights may, after expiration of the waiting period and with due regard to exercise periods and blackout periods, be exercised for the last time on the banking day prior to the expiration of ten years, calculated from the day of issuance of the share options.

     (5)  Exercise price and performance target

     The exercise price for a share of the Company shall be equal to 120 % of the average closing price of the shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange during the last twenty trading days prior to the day of issuance of the share options (day of signing of the subscription offer). Trading
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     days shall be days on which the Frankfurt Stock Exchange trades securities in accordance with the trading calendar published by it.

     The option terms and conditions to be determined in detail with the approval of the Supervisory Board may, if during the term of the share options, by granting a pre-emptive right to the shareholders, the share capital of the Company should be increased by issuing new shares or own shares should be delivered or bonds with option or conversion rights to shares of the Company should be issued, provide for a decrease of the exercise price at the ratio between the average price of the subscription right to which the shareholders are entitled during all trading days on the Frankfurt Stock Exchange and the closing price of the shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange on the last trading day prior to deduction of the subscription right (rights discount). This adjustment will not be made if holders of share options are granted a subscription right corresponding to that of the shareholders.

     The option terms and conditions to be determined in detail with the approval of the Supervisory Board may further provide for an adjustment in the event of any capitalization measures (share consolidations or share splits, capital increase from Company funds, capital decrease) during the term of the subscription rights. The option terms for the Executive Board shall solely be determined by the Supervisory Board.

     The minimum exercise price shall, however, always be the lowest issue price within the meaning of Section 9 (1) AktG.

     (6)  Personal Right / (non-) transferability

     The share options may only be exercised by the beneficiaries themselves. This shall also apply if the share options are underwritten by a credit institution or a securities trading bank with the obligation to transfer them upon instruction of the respective compensation body to the individual beneficiaries. Any disposal of share options shall be excluded; the share options are in principle not transferable. The share options are, however, hereditary. The share options may only be exercised as long as there is an employment relationship between the beneficiary and the Company or a group company. The option terms and conditions may contain special provisions in deviation from the foregoing, including, but not limited to, cases where the beneficiary should die or retire or otherwise end his or her employment relationship with the Company or group company other than by notice of termination or the group company should cease to be a member of the group.

     (7)  Further provisions

     The Executive Board shall be authorized, with the approval of the Supervisory Board, to determine the further details of the option terms and conditions and issuance of the share
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     options. If members of the Executive Board of the Company are concerned, the further details of the options terms and conditions and issuance of the share options, including, but not limited to, provisions regarding transferability and forfeiture of the share options, shall solely be determined by the Supervisory Board. Such further details include, without limitation, provisions regarding allocation of the share options among the groups of persons who are beneficiaries, the day of issuance within the permissible period, the procedure for allocation to individual beneficiaries, provisions regarding the exercise and transferability and forfeiture of share options and further procedural provisions. The option terms and conditions may contain special provisions for beneficiaries residing in a foreign country, within the limits of statutory or other rules and regulations of applicable law in such jurisdiction, such as the right to subscribe American Depositary Receipts instead of shares of the Company. In this context the Executive Board may, with the approval of the Supervisory Board, involve a foreign Administrator.

b)   Reduction of existing contingent capital

     Prior to the creation of new Contingent Capital II 2007 as provided for in
     c), contingent capital no longer fully needed is to be reduced.

     (1)  Reduction of contingent capital pursuant to Article 4 clause 2.4

     Article 4 clause 2.4 of the Articles of Association of the Company provides for contingent capital in an amount of EUR 2,924,328 for the purpose of granting subscription rights to members of the Executive Board and employees of the Company and members of the management of affiliated enterprises and employees of affiliated enterprises based on stock option plans in accordance with the resolution of the General Meeting on May 26, 1999 (agenda item 5).

     To date, the Executive Board and the Supervisory Board have, by using the authorization of May 26, 1999 (agenda item 5), granted subscription rights for a maximum of 1,926,005 shares. The Executive Board and the Supervisory Board did not and will not make use of the authorization for the purpose of granting additional subscription rights. With respect to the contingent capital in an amount of EUR 2,924,328, no rights can be asserted exceeding an amount of EUR 1,926,005 so that the contingent capital will be reduced to this amount and sentence 1 of Article 4 clause 2.4 of the Articles of Association of the Company will therefore be revised as follows, with the remaining sentences continuing to be in full force and effect:

          The share capital of the Company will be conditionally increased by up to EUR 1,926,005, divided into up to 1,926,005 no-par value bearer shares.
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     (2)  Reduction of contingent capital pursuant to Article 4 clause 2.6

     Article 4 clause 2.6 of the Articles of Association of the Company provides for contingent capital in an amount of EUR 3,511,495 for the purpose of granting subscription rights to members of the Executive Board of the Company and members of the management of affiliated enterprises and employees of the Company and employees of affiliated enterprises based on stock option plans in accordance with the resolution of the General Meeting on May 22, 1999 (Stock Option Plan 2002).

     To date, the Executive Board and the Supervisory Board have, by using the authorization of May 22, 2002 (Stock Option Plan 2002), granted subscription rights for a maximum of 3,134,560 shares. The Executive Board and the Supervisory Board did not and will not make use of the authorization for the purpose of granting additional subscription rights. With respect to the contingent capital in an amount of EUR 3,511,495, no rights can be asserted exceeding an amount of EUR 3,134,560 so that the contingent capital will be reduced to this amount and sentence 1 of Article 4 clause 2.6 of the Articles of Association of the Company will therefore be revised as follows, with the remaining sentences continuing to be in full force and effect:

          The share capital of the Company will be conditionally increased by up to EUR 3,134,560,00, divided into up to 3,134,560 no-par value bearer shares.

     (3)  Amendments of the Articles of Association

     Based on the above resolutions in (1) and (2) the following amendments of the Articles of Association are appropriate.

     aa) Sentence 1 of Article 4 clause 2.4 of the Articles of Association of the Company is revised as follows, with the remaining sentences continuing to be in full force and effect:

          "2.4 The share capital of the Company is conditionally increased by up to EUR 1,926,005, divided into up to 1,926,005 no-par value bearer shares."

     bb) Sentence 1 of Article 4 clause 2.6 of the Articles of Association of the Company is revised as follows, with the remaining sentences continuing to be in full force and effect:

          "2.6 The share capital of the Company is conditionally increased by up to EUR 3,134,560,00, divided into 3,134,560 no-par value bearer shares."
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c)   Creation of new Contingent Capital II 2007 for the AIXTRON Stock Option
     Plan 2007 and appropriate amendments of the Articles of Association

     The share capital of the Company will be conditionally increased by up to EUR 3,919,374 by issuing up to 3,919,374 no-par value bearer shares (Contingent Capital II 2007). The Contingent Capital II 2007 serves the purpose of securing subscription rights arising from share options which will be issued by the Company until and including May 21, 2012 under the Stock Option Plan 2007 based on the authorization granted by the General Meeting on May 22, 2007. The contingent capital increase will only be implemented to the extent that the holders of such share options will exercise their options rights and the Company does not grant own shares or cash compensation in fulfillment of the share options. The shares will be issued from the Contingent Capital II 2007 at an issue price equal to the exercise price set forth in (a) clause (5) of this agenda item 10. The new shares will carry dividend rights from the beginning of the fiscal year in which the new shares are issued.

     In Article 4 of the Articles of Association of the Company the following new clause 2.7 will be added:

     "2.7 The share capital of the Company is conditionally increased by up to EUR 3,919,374 by issuing up to 3,919,374 value bearer shares (Contingent Capital II 2007). The Contingent Capital II 2007 serves the purpose of securing subscription rights arising from share options which will be issued by the Company until and including May 21, 2012 under the Stock Option Plan 2007 based on the authorization granted by the General Meeting on May 22, 2007. The contingent capital increase will only be implemented to the extent that the holders of such share options will exercise their options rights and the Company does not grant own shares or cash compensation in fulfillment of the share options. The new shares will carry dividend rights from the beginning of the fiscal year in which the new shares are issued."

     The previous clause 2.7 of Article 4 of the Articles of the Association of the Company will consequently become clause 2.8.

Voluntary information by the Executive Board

It is national and international standard to provide an incentive to the members of the Executive Board and the management and employees by granting subscription rights for the purchase of shares in the Company (share options) as a motivation for performance and loyalty to the Company. This is the purpose of the AIXTRON Stock Option Plan 2007 and the increase of the Contingent Capital II 2007 to be resolved. The volume of 10% of
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the share capital permitted by law for contingent capital to be used to service share options is not exceeded. The beneficiaries will, by exercising their share options, be able to participate in the success of their performance which has benefited the Company and therefore its shareholders. This has been practiced by the Company for several years and is to be continued. The aim is to ensure that the Company and the group companies will remain attractive as an employer for selected members of the Executive Board and the management, other executives and employees, both currently employed and to be hired in the future.

Therefore, as an instrument for profit-sharing, the share options will entitle the selected beneficiaries to share options free of charge enabling them to subscribe for shares in the Company. The authorization to issue share options is limited until May 21, 2012. The proposal for the resolution to be adopted provides additionally for the option to grant at the Company's choice to the beneficiaries own shares or a cash compensation in fulfillment of their share options. This will increase the Company's flexibility to select the fulfillment that is appropriate for the Company upon exercise of the shares options, with due regard to its liquidity position and the dilutive effect for existing shareholders, which will not occur when own shares or cash compensation are granted.

40 % of the total volume of the share options is allocable to members of the Executive Board of the Company (20 %) and members of the management of group companies (20 %) and the remaining 60 % to employees of the Company and affiliated enterprises. The exact group of eligible persons as beneficiaries and the scope of the share options to be granted will be determined by the Executive Board of the Company. To the extent that members of the Executive Board of the Company are to receive share options, such determination, the granting and the exact terms and conditions of the share options will solely be decided by the Supervisory Board. Specifically key employees who are responsible for the economic success of the group as a whole will be given incentives under the Stock Option Plan. Since, however, selected other employees of the group are also responsible for the economic success, share options will also be granted in such cases. This applies in particular to key and other employees in countries where share options are considered a fixed component of compensation (e.g. in the USA).

In order to provide a long-term incentive to the beneficiaries to increase the going concern value in the interest of all shareholders, the Stock Option Plan provides for a waiting period of not less than two years before the share options may be exercised for the first time. In addition, granting and exercising share options is only allowed within certain exercise periods to ensure that no insider knowledge will be used. Each share option entitles to subscription of one no-par value bearer share of the Company against payment of the exercise price. Upon exercise of the share option each beneficiary must pay to the Company for one share of the Company 120 % of the average closing price of the shares of
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the Company in Xetra trading (or a comparable successor system) on the Frankfurt
Stock Exchange during the last twenty trading days prior to the day of issuance of the share option. The selection of this performance target is, in the opinion of the Executive Board, a reasonable compromise between the interest of the shareholders in an ambitious performance target compensating for the dilution of their shareholdings resulting from the capital increase and the interest of the Company in ensuring that the employees of the Company and its group companies will remain loyal and highly motivated, which can be achieved to a noticeable degree when beneficiaries are actually given an attractive opportunity to share in the profit of the Company. In selecting the beneficiaries and determining the option terms and conditions, including the number of share options to be granted, the compensation bodies will take the performance and individual targets into account so as to achieve the aims pursued by the AIXTRON Stock Option Plan 2007. The Executive Board has, in consultation with the Supervisory Board, reached the conclusion that the selected performance target will, in consideration of the experience gained with previous stock option plans launched by the Company and the development of the share price of the Company in previous years, best serve these interests.

The Executive Board believes that, given the possibility to grant, with the approval of the Supervisory Board, own shares or a cash compensation instead of issuing new shares from contingent capital at the choice of the Company, the AIXTRON Stock Option Plan 2007 is a flexible and at the same time attractive profit-sharing plan to ensure the loyalty and motivation of selected existing and future key employees of the Company and group companies.

Aachen, April 2007


                           AIXTRON Aktiengesellschaft
                               The Executive Board

Translation for Convenience Purposes